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As filed with the Securities and Exchange Commission on April 25, 2002

Registration No. 333-84552

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ELECTRO SCIENTIFIC INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	3690 (Primary Standard Industrial Classification Code Number)	93-0370304 (I.R.S. Employer Identification Number)

13900 NW Science Park Drive, Portland, Oregon 97229
(503) 641-4141
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John E. Isselmann, Jr.
General Counsel
Electro Scientific Industries, Inc.
13900 NW Science Park Drive
Portland, Oregon 97229
(503) 641-4141
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Moorman
Steven H. Hull
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204
(503) 224-3380

          Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to Completion, Dated April 25, 2002

ELECTRO SCIENTIFIC INDUSTRIES, INC.
$150,000,000

4 1/4% Convertible Subordinated Notes Due 2006 and the Common Stock Issuable upon Conversion of the Notes.

        We issued the notes in a private placement in December 2001 and January 2002. This prospectus will be used by selling securityholders to resell the notes and the common stock issuable upon conversion of the notes.

        The notes are convertible prior to maturity into common stock at an initial conversion price of $38.00 per share, subject to adjustment in certain events. We will pay interest on the notes on June 21 and December 21 of each year, beginning on June 21, 2002. The notes will mature on December 21, 2006, unless earlier converted or redeemed.

        We may redeem all or a portion of the notes on or after December 21, 2004. In addition, the holders may require us to repurchase the notes upon certain changes in control prior to December 21, 2006.

        Our common stock is traded on the Nasdaq National Market under the symbol "ESIO." On April 24, 2002, the last sale price for our common stock as reported on the Nasdaq National Market was $30.29 per share.

        See "Risk Factors" on page 9 for a discussion of risks related to an investment in these securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. Neither we, nor any other person on our behalf, is making an offer to sell or soliciting an offer to buy any of the securities described in this prospectus in any state where the offer is not permitted by law. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus. There may have been changes in our affairs since the date of the prospectus.

The date of this prospectus is                        , 2002.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You can inspect and copy our reports, proxy statements, and other information filed with the SEC at the offices of the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. The SEC maintains an Internet Web site at http://www.sec.gov/ where you can obtain some of our SEC filings. In addition, you can inspect our reports, proxy materials and other information at the offices of the Nasdaq Stock Market at 1735 K Street NW, Washington D.C. 20006.

        We filed a registration statement on Form S-3 to register with the SEC the notes and common stock issuable on conversion of the notes. This document is a part of that registration statement and constitutes a prospectus of ESI. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This document incorporates by reference the documents set forth below that we have previously filed with the SEC:

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  Annual Report on Form 10-K for the year ended June 2, 2001.

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  Quarterly Report on Form 10-Q for the quarter ended September 1, 2001.

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  Quarterly Report on Form 10-Q for the quarter ended December 1, 2001.

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  Current Report on Form 8-K dated December 17, 2001.

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  Quarterly Report on Form 10-Q for the quarter ended March 2, 2002.

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  Current Report on Form 8-K dated April 23, 2002.

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  The description of our common stock contained in our registration statement under the Exchange Act, including any amendment or report updating the description.

        In addition, we incorporate by reference all documents we will file with the SEC in the future under Sections 13, 14 or 15(d) of the Exchange Act until the termination of this offering. We refer to these documents, and the documents listed above, in this prospectus as "incorporated documents." You should consider any statement contained in an incorporated document to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed incorporated document modifies or replaces such statement. Any such statement so modified or replaced will not be deemed to be a part of this prospectus, except as so modified or superseded. You should consider all incorporated documents a part of this prospectus.

        You may request, without charge, a copy of any incorporated document (excluding exhibits, unless we have specifically incorporated an exhibit in an incorporated document) by writing or telephoning us at our principal executive offices at the following address:

    Electro Scientific Industries, Inc.
    13900 NW Science Park Drive
    Portland, Oregon 97229
    Attention: Investor Relations
    Telephone: (503) 641-4141

SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus and in the incorporated documents. This summary is not complete and does not contain all the information that you should consider before investing in our notes or common stock. You should read the entire prospectus carefully, including the risk of investing in our securities discussed under "Risk Factors," and you should review our financial statements in the incorporated documents before making an investment decision.

Electro Scientific Industries, Inc.

        We provide electronics manufacturers with equipment necessary to produce key components and circuitry used in wireless communications, computers, automotive electronics and many other electronic products. Our equipment enables these manufacturers to reduce production costs, increase yields and improve the quality of their products. We believe we are the leading supplier of advanced laser systems used to improve the production yield of semiconductor devices, high-speed test and termination equipment used in the high-volume production of miniature passive electronic components and advanced laser systems used to fine tune electronic circuitry. Additionally, we produce a family of mechanical and laser drilling systems for production of high-density interconnect (HDI) circuit boards and advanced electronic packaging, as well as machine vision products for manufacturers of semiconductors and other electronic products.

        Our products address the needs of electronic component manufacturers by providing them with measurable production benefits, including improved yield, increased throughput, greater reliability and enhanced flexibility, resulting in a high return on investment. Our production systems are designed to be upgraded to accommodate the next generation of technology, providing customers the flexibility to add capacity or improve product performance at a reasonable incremental cost. Our customers serve a wide range of electronic applications. The largest end-market applications for electronic devices and circuits that are produced using our systems are:

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  Computers and home entertainment devices

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  Wireless telephones

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  Pagers and personal digital assistants

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  Automotive electronics

        We design and manufacture products that target several markets within the electronics industry. Our products include:

        Semiconductor Yield Improvement Systems.    Our yield improvement product line is designed and developed to cost-effectively meet the production challenges faced by semiconductor manufacturers, including shrinking circuit sizes, material changes and increased wafer sizes. Our yield improvement products also have enabling technology allowing them to be adapted for use with next generation devices.

        Electronic Component Manufacturing Systems.    We design and manufacture automated test, production, handling and visual inspection equipment used in the manufacture of miniature multi-layer ceramic capacitors, or MLCCs, and other passive components, including arrays, inductors and varistors, which are used in very large numbers in nearly all types of electronic circuits.

        Advanced Electronic Packaging Equipment.    Our laser and mechanical drilling products enable manufacturers to make electronic products smaller, lighter and faster. Our products are designed to provide a cost-effective method for increasing the density of vias, or holes, used to create electrical connections between layers in high density circuit boards and electronic packages in a wide variety of materials, including traditional glass reinforced circuit boards, copper and new organic compounds.

        Vision and Inspection Systems.    We provide semiconductor and electronics manufacturers with machine vision solutions for automated process control and visual inspection for the handling and assembly of semiconductors, printed wiring boards (PWBs) and discrete electronic components. Our semiconductor automation and inspection product line includes turnkey wafer handling and inspection systems and device package handling and inspection systems.

        Circuit Fine Tuning Systems.    Our circuit fine tuning systems tune the operating parameters of electronic circuits. These laser-tuning systems precisely adjust the frequency in wireless communication devices and in numerous automotive electronics assemblies such as engine control circuits. Our product line also incorporates our overall strength in precise laser machining/trimming and very high speed handling to offer cost-effective solutions for specialized micro machining applications and trimming of passive components embedded in circuit boards. Historically, our circuit fine-tuning business has served as an incubator for our new businesses, including our semiconductor yield improvement and advanced packaging systems businesses.

        Our strategy is to:

        Focus on businesses where we are a market leader.    We intend to expand the application of our existing technology to grow our overall market opportunity in those markets in which we currently maintain a leadership position. We also intend to maintain our market leadership by developing new products having greater speed and capabilities.

        Develop new high-value businesses.    We plan to utilize our core competencies in technology innovation, global operations, multiple technology integration and customer collaboration to develop innovative solutions that will enable us to grow into attractive new markets. Our advanced electronic packaging equipment is an example of a new business developed from these resources.

        Continue to invest in research and development to maintain our technological leadership.    We intend to further develop our technology leadership by maintaining a significant level of investment in research and development. Our key technological capabilities include laser/material interaction, image processing and optical character recognition, motion control capabilities and small parts handling. We consider our continuing ability to develop intellectual property to be an important component of our future success.

        Expand our business by acquisitions.    We intend to continue to acquire businesses and technologies that complement our existing businesses in order to enhance our current product line and to enter new markets. In the last five years we have completed several acquisitions.

        Increase the value of our products to our customers.    We are focused on improving the yield, throughput and productivity of our customers by utilizing our technology, global infrastructure, superior customer service and our ability to integrate multiple technologies.

        We were incorporated in Oregon in April 1949. Our principal executive offices are located at 13900 NW Science Park Drive, Portland, Oregon 97229, our telephone number is (503) 641-4141 and our website is located at www.esi.com. Information on our website is not a part of this prospectus.

The Offering

        The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see "Description of Notes" in this prospectus.

Issuer	Electro Scientific Industries, Inc.
Notes offered	$150,000,000 aggregate principal amount of 4 1/4% convertible subordinated notes due 2006.
Maturity	December 21, 2006
Interest	4 1/4% per year on the principal amount, payable semiannually on June 21 and December 21, beginning on June 2, 2002.
Conversion rights
The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock at a conversion price of $38.00 per share, which is equal to a conversion rate of approximately 26.3176 shares per $1,000 principal amount of notes. The conversion price is subject to adjustment. See "Description of Notes — Conversion Rights."
Security
We have purchased and pledged to the trustee under the indenture, as security for the exclusive benefit of the holders of the notes, approximately $18.1 million of U.S. government securities, which will be sufficient upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first six scheduled interest payments due on the notes. The notes are not otherwise secured. See "Description of Notes — Security."
Ranking
Except as described above under "Security," the notes are unsecured and subordinated to all of our existing and future senior indebtedness and effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. Because the notes are subordinated, except as described above under "Security," in the event of bankruptcy, liquidation, dissolution or acceleration of payment on the senior indebtedness, holders of the notes will not receive any payment until holders of the senior indebtedness have been paid in full. The indenture does not limit the incurrence by us or our subsidiaries of senior indebtedness or other obligations.
Optional redemption
We may redeem the notes, in whole or in part, on or after December 21, 2004 at the redemption prices listed in this prospectus, plus accrued and unpaid interest up to, but not including, the redemption date. See "Description of Notes — Optional Redemption by ESI."

Change in control
Upon certain changes in control, each holder of the notes may require us to repurchase some or all of its notes at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest. We may, at our option, instead of paying the change of control purchase price in cash, pay it in shares of our common stock valued at 95% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the date we are required to repurchase the notes. We cannot pay the change in control purchase price in common stock unless we satisfy the conditions described in the indenture under which the notes will be issued. See "Description of Notes — Repurchase at Option of Holders Upon a Change in Control."
DTC eligibility
The notes are issued in fully registered form. The notes are represented by one or more global notes, deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global notes are shown on, and transfers will be effected only through, records maintained by DTC and its participants. See "Description of Notes — Global Notes; Book-Entry; Form."
Registration rights
We have agreed to file with the Commission within 90 days of original issuance of the notes a shelf registration statement for the resale of the notes and the common stock issuable upon conversion of the notes. We have agreed to keep the shelf registration statement effective until two years after the latest date on which we issue notes in this offering (or such earlier date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell their securities immediately pursuant to Rule 144(k) under the Securities Act). If we do not comply with these registration obligations, we will be required to pay additional interest on the notes or an equivalent amount to any holders that have converted notes into common stock. See "Description of Notes — Registration Rights."
Use of proceeds	We will not receive any of the proceeds from the sale of the notes or the underlying common stock by any selling securityholder.

Trading
The notes are designated as eligible for trading in the PORTAL market; however, we cannot predict whether an active trading market for the notes will develop or, if such market develops, how liquid it will be. Our common stock is quoted on the Nasdaq National Market under the symbol "ESIO."
Risk factors	See "Risk Factors" and other information in this offering memorandum for a discussion of factors you should consider carefully before deciding to invest in the notes.

RISK FACTORS

        In addition to the other information in this prospectus, you should carefully consider the following risk factors in evaluating an investment in our company and its business.

RISKS RELATED TO OUR BUSINESS

The industries that comprise our primary markets are volatile and unpredictable.

        Our business depends upon the capital expenditures of manufacturers of components and circuitry used in wireless communications, computers, automotive electronics and other electronic products. In the past, the markets for electronic devices have experienced sharp downturns. During these downturns, electronics manufacturers, including our customers, have delayed or canceled capital expenditures, which has had a negative impact on our financial results.

        The current economic downturn has resulted in a reduction in demand for our products and significant fluctuations in our profitability and net sales. We incurred net losses of $8.0 million and $1.5 million, respectively, in the first two quarters of fiscal year 2002, and a pro forma net loss of $2.1 million for the third quarter of fiscal year 2002, which excludes a one-time tax credit and related consulting expenses, on net sales of $50.0 million, $40.2 million and $36.4 million for those periods, respectively. This reflects a significant fluctuation from net income of $23.3 million, $27.7 million and $27.8 million, respectively, in the first three quarters of fiscal year 2001, on net sales of $128.5 million, $139.6 million and $136.6 million for those periods, respectively. We cannot assure you when, or if, demand for our products will increase.

        During any downturn, including the current downturn, it will be difficult for us to maintain our sales levels. As a consequence, in order to maintain profitability we will need to reduce our operating expenses. However, much of our operating expenses is fixed and our ability to reduce such expenses is limited. Moreover, we may be unable to defer capital expenditures, and we will need to continue investment in certain areas such as research and development. We may incur charges related to impairment of assets and inventory write-offs. We also may experience delays in payments from our customers. The combined effect of this will have a negative effect on our financial results.

        If the markets for our products improve, we must attract, hire and train a sufficient number of employees, including technical personnel, to meet increased customer demand. Our inability to achieve these objectives in a timely and cost-effective manner could have a negative impact on our business.

Our recent capacity expansion may not be utilized successfully or effectively, which could negatively affect our business.

        We have completed a 53,000 square-foot manufacturing facility on a 31-acre parcel in Klamath Falls, Oregon. In June 2001, we began construction of a 62,000 square foot corporate headquarters building in Portland, Oregon. Both projects have been funded with existing capital resources and internally generated funds. Our capacity expansion involves risks. For example, the electronics industry has historically been cyclical and subject to significant economic downturns characterized by over-capacity and diminished demand for products of the type manufactured by us. Unfavorable economic conditions affecting the electronics industry in general, or any of our major customers, may affect our ability to successfully utilize our additional manufacturing capacity in an effective manner, which could adversely affect our operating results.

Our ability to reduce costs is limited by our need to invest in research and development.

        Our industry is characterized by the need for continued investment in research and development. Because of intense competition in the industries in which we compete, if we were to fail to invest sufficiently in research and development, our products could become less attractive to potential customers, and our business and financial condition could be materially and adversely affected. As a result of our need to maintain our spending levels in this area, our operating results could be materially harmed if our net sales fall below expectations. In addition, as a result of our emphasis on research and development and technological innovation, our operating costs may increase further in the future, and research and development expenses may increase as a percentage of total operating expenses and as a percentage of net sales.

We depend on a few significant customers and we do not have long-term contracts with these or any of our other customers.

        Ten large, multinational electronics companies constituted 30.7% of our fiscal 2001 net sales, and the loss of any of these customers could significantly harm our business. In addition, none of our customers has any long-term obligation to continue to buy our products or services, and any customer could delay, reduce or cease ordering our products or services at any time.

Delays in shipment or manufacturing of our products could substantially decrease our sales for a period.

        We will continue to derive a substantial portion of our revenues from the sale of a relatively small number of products with high average selling prices, some with prices as high as $2.5 million per unit. We generally recognize revenue upon shipment of our products. As a result, the timing of revenue recognition from a small number of orders could have a significant impact on our net sales and operating results for a reporting period. Shipment delays could significantly impact our recognition of revenue and could be further magnified by announcements from us or our competitors of new products and technologies, which announcements could cause our customers to defer purchases of our existing systems or purchase products from our competitors. Any of these delays could result in a material adverse change in our results of operations for any particular period.

        We depend on manufacturing flexibility to meet the changing demands of our customers. Any significant delay or interruption of manufacturing operations as a result of software deficiencies, natural disasters, or other causes could result in ineffective manufacturing capabilities or delayed product deliveries, any or all of which could materially and adversely affect our results of operations.

Failure of critical suppliers of parts, components and manufacturing equipment to deliver sufficient quantities to us in a timely and cost-effective manner could negatively affect our business.

        We use a wide range of materials in the production of our products, including custom electronic and mechanical components, and we use numerous suppliers to supply materials. We generally do not have guaranteed supply arrangements with our suppliers. We seek to reduce the risk of production and service interruptions and shortages of key parts by selecting and qualifying alternative suppliers for key parts, monitoring the financial stability of key suppliers and maintaining appropriate inventories of key parts. Although we make reasonable efforts to ensure that parts are available from multiple suppliers, key parts may be available only from a single supplier or a limited group of suppliers. Operations at our suppliers' facilities are subject to disruption for a variety of reasons, including work stoppages, fire, earthquake, flooding or other natural disasters. Such disruption could interrupt our manufacturing. Our business may be harmed if we do not receive sufficient parts to meet our production requirements in a timely and cost-effective manner.

We may make additional acquisitions in the future, and these acquisitions may subject us to risks associated with integrating these businesses into our current business.

        Although we have no commitments or agreements for any acquisitions, we have made, and plan in the future to make, acquisitions of, or significant investments in, businesses with complementary products, services or technologies. Acquisitions involve numerous risks, many of which are unpredictable and beyond our control, including:

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  difficulties and increased costs in connection with integration of the personnel, operations, technologies and products of acquired companies;

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  diversion of management's attention from other operational matters;

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  the potential loss of key employees of acquired companies;

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  lack of synergy, or inability to realize expected synergies, resulting from the acquisition;

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  the risk that the issuance of our common stock in a transaction could be dilutive to our shareholders if anticipated synergies are not realized; and

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  acquired assets becoming impaired as a result of technological advancements or worse-than-expected performance by the acquired company.

Our inability to effectively manage these acquisition risks could materially and adversely affect our business, financial condition and results of operations.

        In addition, if we issue equity securities to pay for an acquisition, the ownership percentage of our existing shareholders would be reduced and the value of the shares held by our existing shareholders, including shares issuable upon conversion of your notes, could be diluted. If we use cash to pay for an acquisition, the payment could significantly reduce the cash that would be available to fund our operations or to use for other purposes, including payments on your notes. In addition, the Financial Accounting Standards Board has disallowed the pooling-of-interests method of acquisition accounting. This could result is significant charges resulting from amortization of intangible assets recorded in connection with future acquisitions.

Our markets are subject to rapid technological change, and to compete effectively we must continually introduce new products that achieve market acceptance.

        The markets for our products are characterized by rapid technological change and innovation, frequent new product introductions, changes in customer requirements and evolving industry standards. Our future performance will depend on the successful development, introduction and market acceptance of new and enhanced products that address technological changes as well as current and potential customer requirements. The introduction by us or by our competitors of new and enhanced products may cause our customers to defer or cancel orders for our existing products, which may harm our operating results. We have in the past experienced a slowdown in demand for our existing products and delays in new product development, and similar delays may occur in the future. We also may not be able to develop the underlying core technologies necessary to create new products and enhancements or, where necessary, to license these technologies from others. Product development delays may result from numerous factors, including:

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  changing product specifications and customer requirements;

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  difficulties in hiring and retaining necessary technical personnel;

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  difficulties in reallocating engineering resources and overcoming resource limitations;

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  difficulties with contract manufacturers;

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  changing market or competitive product requirements; and

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  unanticipated engineering complexities.

        The development of new, technologically advanced products is a complex and uncertain process, requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. We cannot assure you that we will be able to identify, develop, manufacture, market or support new or enhanced products successfully, if at all, or on a timely basis. Further, we cannot assure you that our new products will gain market acceptance or that we will be able to respond effectively to product announcements by competitors, technological changes or emerging industry standards. Any failure to respond to technological change would significantly harm our business.

We are exposed to the risks that others may violate our proprietary rights, and our intellectual property rights may not be well protected in foreign countries.

        Our success is dependent upon the protection of our proprietary rights. In the high technology industry, intellectual property is an important asset that is always at risk of infringement. We incur substantial costs to obtain and maintain patents and defend our intellectual property. For example, we have initiated litigation alleging that certain parties have violated various of our patents. We rely upon the laws of the United States and of foreign countries in which we develop, manufacture or sell our products to protect our proprietary rights. These proprietary rights may not provide the competitive advantages that we expect, however, or other parties may challenge, invalidate or circumvent these rights.

        Further, our efforts to protect our intellectual property may be less effective in some foreign countries where intellectual property rights are not as well protected as in the United States. Many U.S. companies have encountered substantial problems in protecting their proprietary rights against infringement in foreign countries. If we fail to adequately protect our intellectual property in these countries, it could be easier for our competitors to sell competing products in foreign countries.

We may be subject to claims of intellectual property infringement.

        Several of our competitors hold patents covering a variety of technologies, applications and methods of use similar to some of those used in our products. From time to time, we and our customers have received correspondence from our competitors claiming that some of our products, as used by our customers, may be infringing one or more of these patents. For example, in February 2001, Cognex Corporation filed a lawsuit against us claiming we infringed a patent owned by Cognex. Competitors or others may assert infringement claims against us or our customers in the future with respect to current or future products or uses, and these assertions may result in costly litigation or require us to obtain a license to use intellectual property rights of others. If claims of infringement are asserted against our customers, those customers may seek indemnification from us for damages or expenses they incur.

        If we become subject to infringement claims, we will evaluate our position and consider the available alternatives, which may include seeking licenses to use the technology in question or defending our position. These licenses, however, may not be available on satisfactory terms or at all. If we are not able to negotiate the necessary licenses on commercially reasonable terms or successfully defend our position, our financial condition and results of operations could be materially and adversely affected.

We are exposed to the risks of operating a global business, including risks associated with exchange rate fluctuations and legal and regulatory changes.

        International shipments accounted for 72.2% of net sales for fiscal 2001, with 58.0% of our net sales to customers in Asia. We expect that international shipments will continue to represent a significant percentage of net sales in the future. Our non-U.S. sales and operations are subject to risks inherent in conducting business abroad, many of which are outside our control, including the following:

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  periodic local or geographic economic downturns and unstable political conditions;

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  price and currency exchange controls;

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  fluctuation in the relative values of currencies;

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  difficulties protecting intellectual property;

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  unexpected changes in trading policies, regulatory requirements, tariffs and other barriers; and

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  difficulties in managing a global enterprise, including staffing, collecting accounts receivable, managing distributors and representatives and repatriation of earnings.

        In addition, as a result of our significant reliance on international sales, we may also be adversely affected by challenges to U.S. tax laws that benefit companies with foreign sales. In February 2000, the World Trade Organization (WTO) ruled that foreign sales corporations (FSCs), which provide an overall reduction in effective tax rates for these businesses, violate U.S. obligations under the General Agreement on Tariffs and Trade (GATT). Responding to the WTO's decision that FSCs constitute an illegal export subsidy, the U.S. government repealed the FSC rules effective October 1, 2000, subject to certain transition rules, and created a new income tax benefit that permanently excludes "foreign extraterritorial income" from taxable income. The extraterritorial income regime applies to transactions after September 30, 2000. The European Union believes that the new regime continues to violate GATT. The WTO has not ruled on the legality of the extraterritorial income regime. If the WTO rules that the extraterritorial income regime violates GATT and the U.S. government repeals the extraterritorial income regime and does not replace it with an equivalent form of relief, our future results of operations may be adversely affected.

Our establishment of direct sales in Asia exposes us to the risks related to having employees in foreign countries.

        We have established direct sales and service organizations in China, Taiwan, Korea and Singapore. Previously, we sold our products through a network of commission-based sales representatives in these countries. Our shift to a direct sales model in these regions involves risks. For example, we may encounter labor shortages or disputes that could inhibit our ability to effectively sell and market our products. We also are subject to compliance with the labor laws and other laws governing employers in these countries and we will incur additional costs to comply with these regulatory schemes. Additionally we will incur new fixed operating expenses associated with the direct sales organizations, particularly payroll related costs and lease expenses. If amounts saved on commission payments formerly paid to our sales representatives do not offset these expenses, our operating results may be adversely affected.

Our business is highly competitive, and if we fail to compete our business will be harmed.

        The industries in which we operate are highly competitive. We face substantial competition from established competitors, some of which have greater financial, engineering, manufacturing and marketing resources than we do. If we are unable to compete effectively with these companies, our market share may decline and our business could be harmed. Our competitors can be expected to continue to improve the design and performance of their products and to introduce new products. Furthermore, our technological advantages may be reduced or lost as a result of technological advances by our competitors. Their greater capabilities in these areas may enable them to:

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  better withstand periodic downturns;

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  compete more effectively on the basis of price and technology;

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  more quickly develop enhancements to and new generations of products; and

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  more effectively retain existing customers and obtain new customers.

In addition, new companies may in the future enter the markets in which we compete, further increasing competition in those markets.

        We believe that our ability to compete successfully depends on a number of factors, including:

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  performance of our products;

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  quality of our products;

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  reliability of our products;

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  cost of using our products;

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  our ability to ship products on the schedule required;

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  quality of the technical service we provide;

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  timeliness of the services we provide;

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  our success in developing new products and enhancements;

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  existing market and economic conditions; and

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  price of our products as compared to our competitors' products.

        We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, and loss of market share.

Recent terrorist attacks have increased uncertainties for our business.

        Like other U.S. companies, our business and operating results are subject to uncertainties arising out of the recent terrorist attacks on the United States, including the potential worsening or extension of the current global economic slowdown, the economic consequences of military action or additional terrorist activities and associated political instability, and the impact of heightened security concerns on domestic and international travel and commerce. In particular, due to these uncertainties we are subject to:

  •
  the risk that future tightening of immigration controls may adversely affect the residence status of non-U.S. engineers and other key technical employees in our U.S. facilities or our ability to hire new non-U.S. employees in such facilities; and

  •
  the risk of more frequent instances of shipping delays.

The loss of key management or our inability to attract and retain sufficient numbers of managerial, engineering and other technical personnel could have a material adverse effect upon our results of operations.

        Our continued success depends, in part, upon key managerial, engineering and technical personnel as well as our ability to continue to attract and retain additional personnel. The loss of key personnel could have a material adverse effect on our business or results of operations. We may not be able to retain our key managerial, engineering and technical employees. Our growth may be dependent on our ability to attract new highly skilled and qualified technical personnel, in addition to personnel that can implement and monitor our financial and managerial controls and reporting systems. Attracting qualified personnel is difficult, and our recruiting efforts to attract and retain these personnel may not be successful.

Our articles of incorporation, Oregon law and our shareholder rights plan may have anti-takeover effects.

        Our board of directors has authority to issue up to 700,000 shares of preferred stock, exclusive of the shares of preferred stock authorized in connection with our shareholder rights plan, and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the shareholders. The potential issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of, and the voting and other rights of the holders of, common stock and the notes. In addition, the Oregon Control Share Act and the Business Combination Act limit the ability of parties who acquire a significant amount of voting stock to exercise control over us. These provisions may have the effect of lengthening the time required for a person to acquire control of us through a proxy contest or the election of a majority of the board of directors, and may deter efforts to obtain control of us.

        In addition, we adopted a shareholder rights plan in May 1999. This plan has the effect of making it more difficult for a person to acquire control of us in a transaction not approved by our board of directors and may deter hostile efforts to obtain control of us.

RISKS RELATED TO THE NOTES

Our stock price has been and may continue to be volatile.

        The trading price of our common stock has been and may continue to be subject to large fluctuations and, therefore, the trading price of the notes may fluctuate significantly, which may result in losses to investors. Our stock price may increase or decrease in response to a number of events and factors, including:

  •
  trends in our industry and the markets in which we operate;

  •
  changes in the price of the products we sell;

  •
  changes in financial estimates and recommendations by securities analysts;

  •
  acquisitions and financings;

  •
  quarterly variations in operating results;

  •
  the operating and stock price performance of other companies that investors may deem comparable; and

  •
  purchases or sales of blocks of our common stock.

        Part of this volatility is attributable to the current state of the stock market, in which wide price swings are common. This volatility may adversely affect the prices of our common stock and the notes regardless of our operating performance.

The notes are unsecured and subordinated.

        Except as described in the "Description of Notes—Security" and "Description of Notes—Subordination of Notes" sections of this prospectus, the notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in specific other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of senior indebtedness. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes are also effectively subordinated to the indebtedness and other liabilities, including trade payables, of our subsidiaries. The indenture does not prohibit or limit the incurrence of senior indebtedness or the incurrence of other indebtedness and other liabilities by us. Our incurring additional indebtedness and other liabilities could adversely affect our ability to pay our obligations on the notes. We anticipate that from time to time we and our subsidiaries will incur additional indebtedness, including senior indebtedness.

The notes are not protected by restrictive covenants.

        The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a change in control involving ESI, except to the extent described under "Description of Notes."

We may not be able to repurchase the notes in the event of a change of control.

        Upon the occurrence of certain change in control events, holders of the notes may require us to repurchase all the notes. We may not have sufficient funds at the time of the change of control to make the required repurchases. The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from operating activities or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. Sufficient funds may not be available at the time of any change of control to make any required repurchases of the notes tendered. Furthermore, the use of available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Although we are permitted to pay the repurchase price in common stock if we so elect, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture. We may not be able to satisfy these conditions.

We substantially increased our indebtedness.

        As a result of the sale of the notes, we incurred $150.0 million of additional indebtedness, substantially increasing our ratio of debt to total capitalization. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could:

  •
  make it difficult for us to make payments on the notes;

  •
  make it difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

  •
  limit our flexibility in planning for, or reacting to changes in, our business; and

  •
  make us more vulnerable in the event of a downturn in our business.

        There can be no assurance that we will be able to meet our debt service obligations, including our obligations under the notes.

Because there is no public market for the notes, you cannot be sure that an active trading market will develop.

        The notes are eligible for trading on the PORTAL market. We have been informed by the initial purchaser that it intends to make a market in the notes. However, the initial purchaser may cease its market-making at any time. Accordingly, we cannot predict whether an active trading market for the notes will develop or, if such market develops, how liquid it will be. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall. Even if an active trading market develops, the notes could trade at prices that may be lower than the purchase price of the notes, or the holders could experience difficulty or an inability to resell the notes. Whether or not the notes will trade at lower prices depends on many factors, including:

  •
  prevailing interest rates and the markets for similar securities;

  •
  general economic conditions; and

  •
  our financial condition, historic financial performance and future prospects.

Any adverse rating of the notes may cause their trading price to fall.

        One or more rating agencies may rate the notes. If the rating agencies rate the notes, they may assign a lower rating than expected by investors. Rating agencies may also lower ratings on the notes in the future. If the rating agencies assign a lower then expected rating or reduce their ratings in the future, the trading price of the notes could decline.

Holders of the notes will suffer immediate dilution in net tangible book value on conversion of the notes into common stock.

        Net tangible book value represents the amount of our total tangible assets less total liabilities. Upon conversion of the notes into shares of common stock, holders of such notes will suffer immediate substantial dilution in the net tangible book value per share of the common stock issued upon such conversion.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the notes or the underlying common stock by any selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated is as follows:

Fiscal Year Ended
Nine Months Ended March 2, 2002
	May 31, 1997	May 31, 1998	May 31, 1999	June 3, 2000	June 2, 2001
Ratio of earnings to fixed charges	92x	59x	16x	90x	260x	(7)x(1)

(1)
For the nine month period ended March 2, 2002, we had a loss before taxes of $18,425,000 and fixed charges of $2,286,000.

        We have calculated the ratio of earnings to fixed charges by dividing (a) earnings before taxes adjusted for fixed charges by (b) fixed charges, which include interest expense and the portion of rent expense under operating leases deemed to be representative of the interest factor.

DESCRIPTION OF NOTES

Table of Contents

General	18
Security	19
Conversion Rights	20
Optional Redemption by ESI	22
Repurchase at Option of Holders Upon a Change in Control	22
Subordination of Notes	24
Event of Default	29
Consolidation, Mergers and Sales of Assets	30
Modifications and Waiver	30
Satisfaction and Discharge	32
Global Notes; Book-Entry; Form	32
Information Concerning the Trustee and Transfer Agent	33
Registration Rights	33

        We issued the notes under an indenture dated December 21, 2001 between us and BNY Western Trust Company, as trustee. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement, which we entered into with the initial purchaser. A copy of the form of indenture and the registration rights agreement will be available upon request to us. We have summarized portions of the indenture below. This summary is not complete. We urge you to read the indenture because it defines your rights as a holder of the notes. Terms not defined in this description have the meanings given to them in the indenture. In this section, the words "we," "us," "our" or "ESI" means Electro Scientific Industries, Inc., but do not include any current or future subsidiary of Electro Scientific Industries, Inc.

General

        Except to the extent described under "Security" below, the notes are general unsecured obligations of ESI and subordinated in right of payment to certain of our other obligations as described under "—Subordination of Notes" below. The notes are convertible into our common stock as described under "—Conversion Rights" below. The notes are limited to $150,000,000 aggregate principal amount and will mature on December 21, 2006. The notes will only be issued in denominations of $1,000 and multiples of $1,000.

        The notes bear interest at the rate of 4 1/4% per year from the date of issuance of the notes. Interest is payable semi-annually on June 21 and December 21 of each year, commencing June 21, 2002, to holders of record at the close of business on the preceding June 21 and December 21, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, purchase by us at the option of the holder or redemption of a note, interest will cease to accrue on the note under the terms of and subject to the conditions of the indenture.

        Principal will be payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York, New York. See "—Global Notes; Book-Entry; Form."

        The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities (other than a redemption of the notes as described below under "—Optional Redemption by ESI") or the incurrence of senior indebtedness, as defined below under "—Subordination of Notes," or the incurrence of any other indebtedness. The indenture also does not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or a change in control of ESI except to the extent described under "—Repurchase at Option of Holders Upon a Change in Control" below.

Security

        We have pledged to the collateral agent as security for the exclusive benefit of the holders of the notes (and not for the benefit of our other creditors), approximately $18 million of U.S. government securities which will be sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full of the first six scheduled interest payments (but not additional interest) due on the notes. We were responsible for computing the sufficient level of securities pledged as referred to above. Arthur Andersen LLP verified the mathematical accuracy of this computation.

        The U.S. government securities were pledged by us to the collateral agent for the exclusive benefit of the holders of the notes and will be held by the collateral agent in a pledge account. Prior to each of the first six scheduled interest payments on the notes, the collateral agent will release from the pledge account proceeds sufficient to pay interest then due on the notes. A failure to pay interest on the notes when due through the first six scheduled interest payment dates will constitute an immediate event of default under the indenture, with no grace period.

        The pledged U.S. government securities and the pledge account also secure the repayment of the principal amount on the notes. If prior to the date on which the sixth scheduled interest payment on the notes is due:

  •
  an event of default under the notes occurs and is continuing and

  •
  the trustee or the holders of 25% in aggregate principal amount of the notes accelerate the notes by declaring the principal amount of the notes to be immediately due and payable (by written consent, at a meeting of note holders or otherwise), except for the occurrence of an event of default relating to our bankruptcy, insolvency or reorganization, upon which the notes will be accelerated automatically, then the proceeds from the pledged U.S. government securities will be promptly released for payment to note holders, subject to the automatic stay provisions of bankruptcy law, if applicable, and subject to the prompt distribution of proceeds from the pledge account,

  •
  an amount equal to any accrued and unpaid interest would be distributed from the pledge account as accrued interest; and

  •
  the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the notes and additional interest, if any, due on the notes.

        However, if any event of default is cured prior to the acceleration of the notes by the trustee or holders of the notes referred to above, the trustee and the holders of the notes will not be able to accelerate the notes as a result of that event of default.

        For example, if the first two interest payments were made when due but the third interest payment was not made when due and the note holders promptly exercised their right to declare the principal amount of the notes to be immediately due and payable then, assuming automatic stay provisions of bankruptcy law are inapplicable and the proceeds of the pledged U.S. government securities are promptly distributed from the pledge account,

  •
  an amount equal to the interest payment due on the third interest payment would be distributed from the pledge account as accrued interest, and

  •
  the balance of the proceeds of the pledge account would be distributed as a portion of the principal amount of the notes and additional interest, if any, due on the notes.

        In addition, note holders would have an unsecured subordinated claim against us for the remainder of the principal amount of their notes.

        Once we make the first six scheduled interest payments on the notes, all of the remaining pledged U.S. government securities, if any, will be released to us from the pledge account and thereafter the notes will be unsecured.

Conversion Rights

        The holders of the notes may, at any time on or prior to the close of business on the final maturity date of the notes, convert any outstanding notes, or portions thereof, into our common stock, initially at the conversion price set forth on the cover page of this offering memorandum, subject to adjustment as described below. Holders may convert the notes only in denominations of $1,000 and whole multiples of $1,000. Except as described below, no payment or other adjustment will be made on conversion of any notes for interest accrued thereon or for dividends on any common stock.

        If notes are converted after a record date for an interest payment but prior to the next interest payment date, those notes must be accompanied by funds equal to the interest payable to the record holder on the next interest payment date on the principal amount so converted. No payment will be required from a holder if we exercise our right to redeem such notes. We are not required to issue fractional shares of common stock upon conversion of notes and instead will pay a cash adjustment based upon the market price of our common stock on the last business day before the date of conversion. In the case of notes called for redemption, conversion rights will expire at the close of business on the business day preceding the day fixed for redemption, unless we default in the payment of the redemption price.

        A holder may exercise the right of conversion by delivering the note to be converted to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date will be the date on which the notes, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common stock for such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. If any note is converted within two years after its original issuance, the common stock issuable upon conversion will not be issued or delivered in a name other than that of the holder of the note unless the applicable restrictions on transfer have been satisfied. See "Notice to Investors."

        The initial conversion price will be adjusted for certain future events, including:

  1.
  the issuance of our common stock as a dividend or distribution on our common stock;

  2.
  certain subdivisions and combinations of our common stock;

  3.
  the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock or securities convertible into our common stock at less than or having a conversion price per share less than the current market price of our common stock;

  4.
  the dividend or other distribution to all holders of our common stock of shares of our capital stock, other than our common stock, or evidences of our indebtedness or our assets, including securities, but excluding those rights and warrants referred to in clause (3) above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, statutory share exchange, sale or conveyance resulting in a change in the conversion consideration pursuant to the third succeeding paragraph below and dividends or distributions paid exclusively in cash;

  5.
  dividends or other distributions consisting exclusively of cash to all holders of our common stock, excluding any cash that is distributed upon a reclassification or change of our common stock, merger, consolidation, statutory share exchange, combination, sale or conveyance as described in the third succeeding paragraph below or as part of a distribution referred to in clause (4) above, to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made plus (B) any cash and the fair market value of other consideration paid for any tender or exchange offers by us or any of our subsidiaries for our common stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 10% of our market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of our common stock and the number of shares of our common stock then outstanding; and

  6.
  the purchase of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries which involves an aggregate consideration having a fair market value that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer or exchange offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer or exchange offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of our common stock within 12 months preceding the expiration of that tender offer or exchange offer for which no adjustment has been made, exceeds 10% of our market capitalization on the expiration of such tender offer or exchange offer.

        In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, as described in clause (4) above, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

        No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

        In the case of:

  •
  any reclassification or change of our common stock (other than changes resulting from changes in par value or as a result of a subdivision or combination);

  •
  a consolidation, merger or combination involving us;

  •
  a sale or conveyance to another corporation of all or substantially all of our property and assets; or

  •
  any statutory share exchange;

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification or change of our common stock, consolidation, merger, combination, sale, conveyance or statutory share exchange had such notes been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale, conveyance or statutory share exchange. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

        If a taxable distribution to holders of our common stock or transaction occurs which results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. In certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of common stock. See "Certain United States Federal Income Tax Considerations."

        We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days' notice of such reduction. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. See "Certain United States Federal Income Tax Considerations."

Optional Redemption by ESI

        There is no sinking fund for the notes. On or after December 21, 2004, we will be entitled to redeem some or all of the notes on at least 20 but not more than 60 days' notice, at the redemption price set forth below, together with accrued and unpaid interest to, but not including, the redemption date. However, if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date and the redemption price shall not include such interest payment.

        The table below shows redemption prices of a note per $1,000 principal amount if redeemed during the periods described below.

Period	Price
December 21, 2004 through December 20, 2005	101.70%
Thereafter	100.85%

        If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders Upon a Change in Control

        If a change in control occurs as set forth below, each holder of notes will have the right to require us to repurchase all of such holder's notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 business days after the date we give notice of the change in control at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date; provided that, if such repurchase date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the notes on the relevant record date.

        Instead of paying the repurchase price in cash, we may pay the repurchase price in common stock if we so elect in the notice referred to below. The number of shares of common stock a holder will receive will equal the repurchase price divided by 95% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. However, we may not pay in common stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture.

        Within 30 days after the occurrence of a change in control, we are required to give notice to all holders of record of notes, as provided in the indenture, of the occurrence of the change in control and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. In order to exercise the repurchase right, a holder of notes must deliver, on or before the 30th day after the date of our notice of the change in control, written notice to the trustee of the holder's exercise of its repurchase right, together with the notes with respect to which the right is being exercised.

        Under the indenture, a "change in control" of ESI, or any successor entity who is subject to the terms of the indenture, will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

  •
  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger (except a merger by ESI described in the following paragraph) or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans;

  •
  our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

  1.
  any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

  2.
  any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

  3.
  in the case of a merger or consolidation, all of the consideration for the common stock excluding cash payments for fractional shares in the merger or consolidation constituting the change in control consists of common stock traded on a United States National Securities Exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the notes become convertible solely into such common stock,

  •
  during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by our shareholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

  •
  we are liquidated or dissolved or our shareholders pass a resolution approving a plan of liquidation or dissolution.

        The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act. The term "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        Rule 13e-4 under the Exchange Act requires the dissemination of information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

        We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

        Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. The occurrence of a change in control could cause an event of default under or be prohibited or limited by, the terms of existing or future senior indebtedness. As a result, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior indebtedness is paid in full. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a change in control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under existing or future senior indebtedness. See "—Subordination of Notes" below.

Subordination of Notes

        Except to the extent described under "Security" above, the payment of principal of, premium, if any, and interest (including additional interest, if any) on the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all senior indebtedness whether outstanding on the date of the indenture or thereafter incurred. The notes also are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

        In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to ESI or to its assets, or any liquidation, dissolution or other winding-up of ESI, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of ESI, except in connection with the consolidation or merger of ESI or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially upon the terms and conditions described under "—Consolidation, Mergers and Sales of Assets" below, the holders of senior indebtedness will be entitled to receive payment in full in cash or cash equivalents of all senior indebtedness, or provision shall be made for such payment in full, before the holders of notes will be entitled to receive any payment or distribution of any kind or character, other than (i) payments contemplated under "Security" above, and (ii) payments or distributions in the form of Permitted Junior Securities, on account of principal of, or premium, if any, or additional interest, if any, or interest on the notes; and any payment or distribution of assets of ESI of any kind or character, whether in cash, property or securities other than (i) payments contemplated under "Security" above, and (ii) payments or distributions in the form of Permitted Junior Securities, by set-off or otherwise, to which the holders of the notes or the trustee would be entitled but for the provisions of the indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the holders of senior indebtedness or their representatives ratably according to the aggregate amounts remaining unpaid on account of the senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness.

        No payment or distribution of any assets of ESI of any kind or character, whether in cash, property or securities other than (i) payments contemplated under "Security" above, and (ii) payments in the form of Permitted Junior Securities, may be made by or on behalf of ESI on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes upon the occurrence of any Payment Default until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents. A "Payment Default" shall mean a default in payment, whether at scheduled maturity, upon scheduled installment, by acceleration or otherwise, of principal of, or premium, if any or interest on Designated Senior Indebtedness beyond any applicable grace period.

        No payment or distribution of any assets of ESI of any kind or character, whether in cash, property or securities other than (i) payments contemplated under "Security" above, and (ii) payments in the form of Permitted Junior Securities, may be made by or on behalf of ESI on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes during a Payment Blockage Period arising as a result of a Non-Payment Default. A "Non-Payment Default" shall mean any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated.

        The Payment Blockage Period shall mean the period, each a "Payment Blockage Period," that will commence upon the date of receipt by the trustee of written notice from the trustee or such other representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists and shall end on the earliest of:

  1.
  179 days thereafter provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated;

  2.
  the date on which such Non-Payment Default is cured, waived or ceases to exist;

  3.
  the date on which such Designated Senior Indebtedness is discharged or paid in full; or

  4.
  the date on which such Payment Blockage Period shall have been terminated by written notice to the trustee or ESI from the trustee or such other representative initiating such Payment Blockage Period;

after which ESI will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such Non-Payment Default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

        In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment or distribution shall be received by the trustee or any holder of the notes which is prohibited by such provisions, then and in such event such payment shall be held in trust for the benefit of, and paid over and delivered by such trustee or holder to the trustee or any other representatives of holders of senior indebtedness, as their interest may appear, for application to senior indebtedness. After all senior indebtedness is paid in full and until the notes are paid in full, holders of the notes shall be subrogated equally and ratably with all other indebtedness that is equal in right of payment to the notes to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness to the extent that distributions otherwise payable to the holders of the notes have been applied to the payment of senior indebtedness. See "—Events of Default" below.

        By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of ESI, our general creditors may recover less, ratably, than holders of senior debt and such general creditors may recover more, ratably, than holders of notes. Moreover, the notes will be structurally subordinated to the liabilities of subsidiaries of ESI.

        "Credit Agreement" means the credit agreement, dated as of October 26, 2001, between us and Wells Fargo Bank, National Association, as amended from time to time, and all refunding, refinancings and replacements of any Credit Agreement.

        "Designated Senior Indebtedness" means (i) indebtedness outstanding under the Credit Agreement, and (ii) our obligations under any particular senior indebtedness that expressly provides that such senior indebtedness shall be "Designated Senior Indebtedness" for purposes of the indenture.

        "Indebtedness" means, with respect to any person, without duplication:

  •
  all indebtedness, obligations and other liabilities contingent or otherwise of such person for borrowed money including overdrafts or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

  •
  all obligations of such person evidenced by bonds, credit or loan agreements, notes, debentures or other similar instruments;

  •
  indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, but excluding trade payables arising in the ordinary course of business;

  •
  all obligations and liabilities contingent or otherwise in respect of leases of the person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of the person and all obligations and other liabilities contingent or otherwise under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements thereon which provides that the person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor and the obligations of the person under the lease or related document to purchase or to cause a third party to purchase the leased property whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles, including, without limitation, synthetic lease obligations;

  •
  all obligations of such person under or in respect of interest rate agreements, currency agreements or other swap, cap floor or collar agreement, hedge agreement, forward contract or similar instrument or agreement or foreign currency, hedge, exchange or purchase or similar instrument or agreement;

  •
  all indebtedness referred to in, but not excluded from, the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by any lien or with respect to property, including, without limitation, accounts and contract rights, owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness, the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured;

  •
  all guarantees by such person of indebtedness referred to in this definition or of any other person;

  •
  all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends;

  •
  the present value of the obligation of such person as lessee for net rental payments, excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments, during the remaining term of the lease included in any such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. This present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with accounting principles generally accepted in the United States; and

  •
  any and all refinancings, replacements, deferrals, renewals, extensions and refundings of or amendments, modifications or supplements to, any indebtedness, obligation or liability of kind described in the clauses above.

        "Permitted Junior Securities" means (i) any payment or distribution in the form of equity securities, or (ii) subordinated securities, in either case, of ESI or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all senior indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated.

        "Redeemable Capital Stock" means any class of our capital stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed, whether by sinking fund or otherwise, prior to the date that is 91 days after the final scheduled maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such date, or is convertible into or exchangeable for debt securities at any time prior to such date unless it is convertible or exchangeable solely at our option.

        "Senior indebtedness" means:

  •
  the indebtedness outstanding under the Credit Agreement;

  •
  the principal of and premium, if any, and interest on, and fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect of all of our indebtedness or obligations to any person for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement including default interest and interest accruing after a bankruptcy;

  •
  commitment or standby fees due and payable to lending institutions with respect to credit facilities available to us;

  •
  all of our noncontingent obligations (1) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (2) under interest rate swaps, caps, collars, options and similar arrangements, and (3) under any foreign exchange contract, currency swap agreement, futures contract, currency option contract or other foreign currency hedge;

  •
  all of our obligations under leases for real estate, facilities, equipment or related assets, whether or not capitalized (including, without limitation, synthetic leases), entered into or leased for financing purposes;

  •
  any liabilities of others described in the preceding clauses that we have guaranteed or which are otherwise our legal liability; and

  •
  renewals, extensions, refundings, refinancings, restructurings, amendments and modifications of any such indebtedness or guarantee.

        Notwithstanding the foregoing, "senior indebtedness" shall not include:

  •
  indebtedness or other obligations of ours that by its terms ranks equal or junior in right of payment to the notes;

  •
  indebtedness evidenced by the notes;

  •
  indebtedness of ESI that by operation of law is subordinate to any general unsecured obligations of ESI;

  •
  accounts payable or other liabilities owed or owing by ESI to trade creditors including guarantees thereof or instruments evidencing such liabilities;

  •
  amounts owed by ESI for compensation to employees or for services rendered to ESI;

  •
  indebtedness of ESI to any subsidiary or any other affiliate of ESI or any of such affiliate's subsidiaries except if it is pledged as security for any senior indebtedness;

  •
  capital stock of ESI;

  •
  indebtedness evidenced by any guarantee of any indebtedness ranking equal or junior in right of payment to the notes; and

  •
  indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to ESI.

        Except for payments contemplated under "Security" above, the notes are also effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon the liquidation or reorganization thereof, and the consequent right of the holders of the notes to participate in these assets, will be effectively subordinated to the claims of that subsidiary's creditors including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

        Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions and are dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

        At March 2, 2002 we had $4.5 million of senior indebtedness. The indenture does not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee's claims for such payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.

Event of Default

        Each of the following constitutes an event of default under the indenture:

  1.
  our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

  2.
  our failure to pay an installment of interest, including additional interest, if any, on any of the notes that continues for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture; provided that a failure to make any of the first six scheduled interest payments on the notes on the applicable interest payment date will constitute an event of default with no grace period;

  3.
  our failure to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock or cash instead of fractional shares are required to be delivered upon conversion of a note, and such failure continues for 10 days after such delivery date;

  4.
  our failure to provide timely notice of a change of control if such failure continues for 30 days after notice is given;

  5.
  our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

  6.
  our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any indebtedness for borrowed money in an amount in excess of $5 million, or there is an acceleration of indebtedness for borrowed money in an amount in excess of $5 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, recorded or annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amounts of the notes then outstanding;

  7.
  certain events of our bankruptcy, insolvency or reorganization or that of any significant subsidiaries;

  8.
  our filing of, or any significant subsidiaries filing of, a voluntary petition seeking liquidation, reorganization arrangement, readjustment of debts or for any other relief under the federal bankruptcy code;

  9.
  we fail to deposit cash in the collateral account, after the initial deposit of funds in connection with the issuance and sale of the notes, when required under the pledge agreement to ensure sufficient funds and such failure continues for 10 days; and

  10.
  The pledge agreement ceases to be in full force and effect or enforceable prior to the expiration in accordance with its terms.

        The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

        If an event of default specified in clause (7) or clause (8) above occurs and is continuing, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (7) or clause (8) above, the default not having been cured or waived as provided under "—Modifications and Waiver" below, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

        The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to receive from the holders of notes reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

        We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Mergers and Sales of Assets

        We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions provided that:

  •
  we are the resulting or surviving corporation or the successor, transferee or lessee, if other than us, assumes all our obligations under the indenture and the notes;

  •
  at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

  •
  an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer complies with the provisions of the indenture, have been delivered to the trustee.

Modifications and Waiver

        The indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

  •
  adding to our covenants for the benefit of the holders of notes;

  •
  surrendering any right or power conferred upon us;

  •
  providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

  •
  reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of notes in any material respect;

  •
  complying with the requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  •
  making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the notes in any material respect; curing any ambiguity, omission, inconsistency or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the notes in any material respect;

  •
  adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect;

  •
  complying with the requirements regarding merger or transfer of assets; or

  •
  providing for uncertificated notes in addition to the certificated notes so long as such uncertificated notes are in registered form for purposes of the Internal Revenue Code of 1986, as amended.

        Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and noncompliance by us may be waived, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding or by the adoption of a resolution at a meeting of holders at which a quorum is present by at least a majority in aggregate principal amount of the notes represented at the meeting. However, no such modification, amendment or waiver may, without the written consent of the holder of each note affected:

  •
  change the maturity of the principal of or any installment of interest on any note, including any payment of additional interest;

  •
  reduce the principal amount of, or any premium, if any, or interest on, including the amount of additional interest, any note;

  •
  reduce the interest rate or interest, including any additional interest, on any note;

  •
  change the currency of payment of principal of, premium, if any, or interest of any note;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

  •
  except as otherwise permitted or contemplated by provisions of the indenture concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change in control or the conversion rights of holders of the notes;

  •
  modify the provisions of the indenture relating to the pledge of securities as contemplated under "—Security" above in a manner that adversely affects the interests of the holders of notes;

  •
  modify the subordination provisions of the notes in a manner adverse to the holders of notes; or

  •
  reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

Satisfaction and Discharge

        We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

  •
  all outstanding notes will become due and payable at their scheduled maturity within one year; or

  •
  all outstanding notes are scheduled for redemption within one year;

and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption; provided that we shall remain obligated to issue shares upon conversion of the notes.

Global Notes; Book-Entry; Form

        The notes are evidenced by one or more global notes. We deposited the global note or notes with or on behalf of DTC and register the global notes in the name of Cede & Co., as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        A holder may hold its interest in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, which are referred to as "participants." Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

        Persons who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which are referred to as "indirect participants." So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co., for all purposes, will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

  •
  not be entitled to have certificates registered in their names;

  •
  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global note.

        We will pay interest on and the redemption price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We have been informed that DTC's practice is to credit participants' accounts on any payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

        Neither we, the trustee, registrar, paying agent nor the conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies, clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes.

Information Concerning the Trustee and Transfer Agent

        BNY Western Trust Company, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. Mellon Investor Services LLC is the transfer agent and registrar for our common stock. The trustee, the transfer agent or their affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

        We have filed a registration statement, of which this prospectus forms a part, pursuant to a registration rights agreement we entered into with the initial purchaser in the initial private placement of the notes. Pursuant to the agreement, we will use our reasonable best efforts to keep the shelf registration statement effective until the earlier of (A) January 8, 2004; (B) the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise; or (C) the sale pursuant to the shelf registration statement of all securities registered thereunder.

        We will provide to each registered holder copies of the prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder, including certain indemnification provisions.

        We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. If:

  •
  the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the Commission pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

  •
  the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph;

each, a registration default, additional interest will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such additional interest begins to accrue, as follows:

  •
  the interest rate borne by the notes will be increased by 0.25% per year to and including the 90th day following such registration default; and

  •
  the interest rate borne by the notes will be increased by 0.5% per year from and after the 91st day following such registration default.

        In no event will additional interest accrue at a rate per year exceeding 0.5%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

        The specific provisions relating to the registration described above will be contained in the registration rights agreement that will be entered into prior to or on the closing of this offering.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 100,000,000 shares of common stock, without par value, and 1,000,000 shares of No Par Serial Preferred Stock, without par value, of which 300,000 shares have been designated Series A No Par Preferred Stock.

Common Stock.

        As of March 1, 2002, there were 27,487,724 shares of our common stock outstanding held of record by approximately 775 shareholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, declared from time to time by our board of directors out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to our common stock. The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock.

        We have authorized and reserved for issuance up to 300,000 shares of Series A No Par Preferred Stock (Preferred Stock) which may only be issued in exchange for the rights granted to certain shareholders under our Shareholder Rights Plan.

        The Preferred Stock is non-redeemable. The Preferred Stock may rank on a lower priority in respect of the preference as to dividends and the distribution of assets with other classes or series of our preferred stock. Each share of Preferred Stock is entitled to an aggregate of 100 times the cash and non-cash (payable in kind) dividends and distributions (other than dividends and distributions payable in common stock) declared on our common stock. In the event of liquidation, the holders of Preferred Stock will be entitled to receive a liquidation payment in an amount equal to 100 times the payment made per share of common stock plus an amount equal to declared and unpaid dividends and distributions thereon. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Preferred Stock is entitled to receive 100 times the amount received per share of common stock. The dividend and liquidation rights of the Preferred Stock are protected by antidilution provisions. Each share of Preferred Stock is entitled to 100 votes (subject to certain adjustments) on all matters submitted to the shareholders.

        Our board of directors has the authority, without further action by the shareholders, to issue up to an additional 700,000 shares of preferred stock in one or more series, and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control of us without further action by the shareholders. We have no present plans to issue any shares of preferred stock.

Oregon Control Share and Business Combination Statutes.

        Oregon law may restrict the ability of our significant shareholders to exercise voting rights. The law generally applies to a person who acquires voting stock of an Oregon corporation in a transaction that results in that person holding more than 20%, 33 1/3% or 50% of the total voting power of the corporation. If such a transaction occurs, the person cannot vote the shares unless voting rights are restored to those shares by:

  •
  a majority of the outstanding voting shares, including acquired shares; and

  •
  the holders of a majority of the outstanding voting shares, excluding the acquired shares and shares held by the corporation's officers and inside directors.

        This law is construed broadly and may apply to persons acting as a group.

        The restricted shareholder may, but is not required to, submit to the corporation a statement setting forth information about itself and its plans with respect to the corporation. The statement may request that the corporation call a special meeting of shareholders to determine whether voting rights will be granted to the shares acquired. If a special meeting of shareholders is not requested, the issue of voting rights of the acquired shares will be considered at the next annual or special meeting of shareholders. If the acquired shares are granted voting rights and they represent a majority of all voting power, shareholders who do not vote in favor of granting voting rights will have the right to receive the appraised fair value of their shares. The appraised fair value will, at a minimum, be equal to the highest price paid per share by the person for the shares acquired in the transaction subject to this law.

        We are also subject to provisions of Oregon law that govern business combinations between corporations and interested shareholders. These provisions generally prohibit a corporation from entering into a business combination transaction with a person, or affiliate of that person, for a period of three years from the date the person acquires 15% or more of the voting stock of the corporation. For the purpose of this law, the prohibition generally applies to the following:

  •
  a merger or plan of share exchange;

  •
  any sale, lease, mortgage, or other disposition of 10% or more of the assets of the corporation; and

  •
  transactions that result in the issuance of capital stock of the corporation to the 15% shareholder.

        The general prohibition does not apply, however, if

  •
  the 15% shareholder, as a result of the transaction in which the person acquired 15% of the shares, owns at least 85% of the outstanding voting stock of the corporation;

  •
  the board of directors approves the share acquisition or business combination before the shareholder acquired 15% or more of the corporation's outstanding voting stock; or

  •
  the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, excluding shares owned by the 15% shareholder, approve the transaction after the shareholder acquires 15% or more of the corporation's voting stock.

Shareholder Rights Plan.

        In May 1999, our Board of Directors approved a shareholder rights agreement and declared a dividend of one right for each outstanding common share. Each right entitles the holder to purchase one one-hundredth of a share of Series A No Par Preferred Stock at an exercise price of $270, which may be adjusted.

        Generally, the rights become exercisable after a person or group acquires or commences a tender offer that would result in beneficial ownership of 15% or more of the common shares. In addition, the rights become exercisable if any party becomes the beneficial owner of 10% or more of the outstanding common shares and is determined by the Board of Directors to be an adverse party. Upon the occurrence of additional events specified in the shareholder rights agreement, each right would entitle its holder to purchase common shares of ESI or other property having a value of twice the right's exercise price. In some cases the rights entitle holders to acquire the securities of a potential acquiring company.

        The rights, which are not currently exercisable, expire in May 2009, but may be redeemed by action of the Board prior to that time, under circumstances specified in the shareholder rights agreement, for $0.001 per right.

Transfer Agent and Registrar.

        The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which notes may be converted. The summary does not describe the effect of U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws. We will not request a ruling from the Internal Revenue Service with respect to any of the consequences discussed below. The information below is based on current U.S. federal income tax authorities, which are subject to change or differing interpretation, possibly with retroactive effect.

        The following discussion is limited to original purchasers who acquire notes at the issue price and hold the notes or common stock as capital assets. The discussion does not address all U.S. federal income tax considerations that may be relevant to you, including those considerations that may be relevant to you due to your particular circumstances, for example, if you are a financial institution, a tax-exempt entity, an insurance company, a regulated investment company, a dealer in securities or currencies, a person that will hold the notes in a tax-deferred or tax-advantaged account, or a person that will hold the notes as a hedge against currency risks, as a position in a straddle or as part of a hedging or conversion transaction for tax purposes. You should consult your own tax advisor regarding the application and the consequences of U.S. federal income tax laws to your particular situation and the consequences of U.S. federal estate and gift tax laws, foreign, state and local laws and tax treaties.

        For purposes of this discussion, you are a U.S. Holder if you are a beneficial owner of notes and you are:

  •
  an individual citizen or resident of the U.S.;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or pursuant to the laws of the U.S., a U.S. state or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust subject to the primary supervision of a U.S. court and under the control of one or more U.S. persons; and

  •
  a trust, other than a grantor trust, in existence on August 20, 1996, treated as a U.S. Holder prior to that date, which has made a valid election to continue to be treated as a U.S. person.

        You are a Non-U.S. Holder if you are a beneficial owner of notes but not a U.S. Holder. Non-U.S. Holders are subject to special U.S. federal income tax considerations, some of which are discussed below. If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

  U.S. Holders

Taxation of Interest.

        Interest paid on the notes will be included in your income as ordinary income at the time it is treated as received or accrued, in accordance with your regular method of tax accounting.

        The likelihood that an additional payment could be made pursuant to the terms of the note may be disregarded for purposes of determining the amount of interest or original issue discount income to be recognized (or the timing of such recognition) if the likelihood of the additional payment, as of the date the notes are issued, is remote. We believe that the likelihood that we will fail to maintain the effectiveness of the registration statement, and the likelihood of the occurrence of an event requiring us to repurchase the notes, are remote events, and that any additional interest resulting from such events should be included in your income only when such interest is received or accrued, according to your regular method of tax accounting.

Sale, Exchange or Redemption of the Notes.

        If you sell, exchange (other than by conversion or pursuant to any other nonrecognition transaction) or redeem a note, you generally will recognize capital gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and your adjusted tax basis in the note. Your adjusted tax basis in the note generally will equal your cost of acquiring the note. Gain or loss resulting from disposition of the note will be long-term capital gain or loss if your holding period in the note is more than one year at the time of the disposition. Long-term capital gain recognized by certain non-corporate U.S. Holders, including individuals, generally is taxed at a lower federal income tax rate than ordinary income. Deductibility of capital losses is subject to limitations.

Conversion of the Notes.

        Generally, you should not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock (which generally will be taxable as capital gain or loss) or cash attributable to interest accrued on the note (which generally will be taxable as ordinary income to the extent not previously included in income). Your adjusted tax basis in the common stock received on conversion should be the same as your adjusted tax basis in the note at the time of conversion, reduced by any basis allocable to a fractional share for which you received cash. Your holding period for the common stock received on conversion generally should include the holding period of the note converted.

Distributions on Common Stock.

        Distributions made on the common stock after a conversion generally will be included in your income as ordinary dividend income to the extent of our current or accumulated earnings and profits. If you are a corporation, you may qualify for a dividends received deduction. Distributions in excess of amounts treated as dividend income will be treated first as a return of capital, to the extent of your basis in the common stock, and then as capital gain.

Adjustment of Conversion Price.

        Except in the case of certain bona fide adjustments that have the effect of preventing dilution, an adjustment to the conversion price of the notes may be treated as if you received a distribution. Certain of the possible adjustments provided in the notes (including, for example, adjustments in respect of taxable dividends to our shareholders) will not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to receive constructive distributions taxable as described in "Distributions on Common Stock" above, even though you will not have received any cash or property as a result of such adjustments. In certain circumstances, failure to provide for such adjustments may result in taxable dividend income to our shareholders.

Sale of Common Stock.

        If you sell common stock, you generally will recognize capital gain or loss equal to the difference between the sale proceeds you receive and your adjusted tax basis in the common stock. Your capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale or exchange. Your adjusted tax basis and holding period in common stock received upon conversion of a note are determined as discussed above under "Conversion of the Notes." Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxed at a lower federal income tax rate than ordinary income. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting.

        Payments we make to you related to the notes or the common stock will be reported to the Internal Revenue Service, unless you are an exempt recipient or otherwise establish an exemption. Backup withholding may apply to payments you receive if you fail to provide us with certain identifying information (including your correct taxpayer identification number) in the manner required and if you are not otherwise exempt from this requirement. Generally, individuals are not exempt recipients and corporations are exempt recipients. The amount of backup withholding withheld from payments to you generally is allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund.

  Non-U.S. Holders

        The following discussion is limited to certain U.S. federal income tax consequences relevant to Non-U.S. Holders. For purposes of this discussion, interest, dividends and gain on the sale, exchange or other disposition of a note or common stock will be "U.S. trade or business income" if such income or gain is effectively connected with the conduct of a U.S. trade or business or, in the case of a treaty resident, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Taxation of Interest.

  •
  Portfolio Interest. Generally any interest paid to you that is not U.S. trade or business income will not be subject to U.S. tax if the interest qualifies as portfolio interest. Generally, interest on the notes will qualify as portfolio interest if:

  —
  you do not actually or constructively own 10 percent or more of the total voting power of all our voting stock and you are not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code");

  —
  you are not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of your trade or business; and

  —
  you, as the beneficial owner, under penalty of perjury, certify that you are not a U.S. person and such certificate provides your name and address. This certification can be made on IRS Form W-8BEN or successor form and can be either provided directly to us or our paying agent, or if you hold your interest through a qualified financial institution, such certification can be provided to the financial institution, with the financial institution providing a copy to us. In the case of notes held by a foreign partnership, the certification must be provided by the partners rather than by the foreign partnership and the partnership must provide certain information, including a taxpayer identification number. A look-through rule applies in the case of tiered partnerships.

  •
  U.S. Trade or Business Income. Interest paid to you that is U.S. trade or business income will be taxed at regular U.S. rates, on a net income basis and will not be subject to backup withholding if you provide us with a properly executed IRS Form W-8ECI or successor form, or otherwise establish an exemption from backup withholding. If you are a foreign corporation, such income may also be subject to the branch profits tax (which generally is imposed on a foreign corporation on the actual or deemed repatriation from the U.S. of earnings and profits attributable to U.S. trade or business income) at a rate of 30 percent. The branch profits tax might not apply (or may apply at a reduced rate) if you are a qualified resident of a country with which the U.S. has an income tax treaty that provides for an exemption from the branch profits tax or a reduced branch profits tax rate.

  •
  Neither Portfolio Interest Nor U.S. Trade or Business Income. Interest paid to you that does not qualify for the portfolio interest exemption and that is not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30 percent, unless a U.S. income tax treaty applies to eliminate withholding or to reduce the withholding rate. To claim the benefit of a tax treaty, you must provide a properly executed Form W-8BEN or successor form, before payment of interest.

Sale, Exchange or Redemption of the Notes or Common Stock.

        You will not be subject to U.S. federal income tax on gains realized upon sale, exchange or other disposition of a note or common stock unless:

  •
  you are an individual and you are present in the U.S. for 183 days or more in the taxable year of the disposition, and certain conditions are met;

  •
  such gain is effectively connected with your conduct of a trade or business in the U.S. and, if required under an applicable U.S. income tax treaty, is attributable to a U.S. permanent establishment that you maintain;

  •
  you are subject to special provisions applicable to certain U.S. expatriates; or

  •
  you hold more than 5 percent of our stock and we are or have been, at any time within the shorter of the five-year period preceding such disposition or the period you held the common stock, a U.S. real property holding corporation for U.S. federal income tax purposes. We do not believe that we currently are a U.S. real property holding corporation or that we will become one in the future.

Conversion of the Notes.

        You will not be subject to U.S. federal income tax or tax withholding on conversion of a note into common stock, except with respect to a cash payment of interest that does not qualify for the portfolio interest exemption and that has not previously been included in income. Cash received in lieu of a fractional share of stock may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a note or common stock. See "Sale, Exchange or Redemption of the Notes or Common Stock" above.

Adjustment of Conversion Price.

        The conversion price of the notes is subject to adjustment in certain circumstances. Any adjustment could, in certain circumstances, result in a deemed distribution. See "U.S. Holder—Adjustment of Conversion Price" above. In such case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal income tax on dividends in respect of common stock.

Distributions on Common Stock.

        Distributions on common stock will be a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid on common stock will be subject to U.S. federal income tax withholding at a rate of 30 percent (or lower treaty rate, if applicable) unless the dividend is effectively connected with the conduct of a U.S. trade or business and, if required by a tax treaty, is attributable to a permanent establishment maintained in the United States, in which case the dividend will be subject to the same U.S. federal income tax on net income that applies to U.S. persons generally (and with respect to corporate holders under certain circumstances, the branch profits tax). You may be required to satisfy certain requirements in order to claim a reduction of or exemption from withholding under these rules.

Backup Withholding and Information Reporting.

        Backup withholding and information reporting will not apply to interest paid to you provided an exemption has been established or we receive the requisite certification that you are a Non-U.S. Holder (assuming that neither we nor our paying agent has actual knowledge or reason to know that you, as the holder, are a U.S. Holder, or that the conditions of any other exemption are not in fact satisfied).

        Dividends on common stock paid to you will be subject to certain information reporting requirements and will be subject to U.S. withholding tax (unless a tax treaty applies to eliminate such withholding), but generally will be exempt from U.S. backup withholding tax.

        Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a U.S. broker, a foreign broker that is a "controlled foreign corporation" within the meaning of the Internal Revenue Code, a foreign person, 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with conduct of a U.S. trade or business, or a foreign partnership that, at any time during the tax year, engaged in a U.S. trade or business or had as one or more of its partners a United States Person (as defined in the Internal Revenue Code and Treasury regulations) who in the aggregate held more than 50 percent of the income or capital interest in the partnership, currently are subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker, foreign person or foreign partnership has evidence in its records that the payee is a Non-U.S. Holder and no actual knowledge that such evidence is false and certain other conditions are met. Such payments are not currently subject to backup withholding.

        Payments of the proceeds of a sale of a note or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

        Any amounts withheld pursuant to the backup withholding rules from a payment to a Non-U.S. Holder of a note or common stock generally will be allowed as a credit against such holder's U.S. federal income tax, if any, or otherwise will be refundable if the required information is furnished to the Internal Revenue Service in a timely manner.

        You should consult with your tax advisor regarding application of the backup withholding rules to your particular situation, availability of an exemption from withholding or backup withholding and the procedure for obtaining such an exemption, if available.

        The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. You should consult your own tax adviser as to the particular U.S. federal, state, and local tax consequences of purchasing, holding and disposing of the notes and our common stock. Tax advisors should also be consulted as to the U.S. estate and gift tax consequences and the foreign, state and local tax consequences of purchasing, holding or disposing of our notes and common stock, as well as the consequences of any proposed change in applicable laws.

SELLING SECURITYHOLDERS

        We originally issued the notes in a private placement in December 2001 and January 2002. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

        The following table contains information obtained by ESI pursuant to a request made to the selling securityholders on January 29, 2002, with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

Name of selling securityholder	Principal amount of Notes beneficially owned that may be sold	Percentage of Notes Outstanding	Number of shares of common stock that may be sold(1)	Percentage of common stock outstanding owned after offering(2)
Alpine Associates	$7,050,000	4.7%	185,526	*
Alpine Partners, L.P.	$950,000	*	25,000	*
Amaranth LLC	$22,801,000	15.20%	600,026	*
Banc of America Capital Management, LLC — Convertible Securities Fund	$177,000	*	4,657	*
Banc of America Capital Management, LLC — Nations Convertible Securities Fund	$6,775,000	4.52%	178,289	*
CALAMOS® Market Neutral Fund — CALAMOS® Investment Trust	$4,000,000	2.67%	105,263	*
Deutsche Banc Alex Brown Inc.	$17,964,000	11.98%	472,736	*
Fidelity Commonwealth Trust — Fidelity Mid-Cap Stock Fund	$26,580,000	17.72%	699,473	*
First Union National Bank	$2,500,000	1.67%	65,789	*
MLQA Convertible Securities Arbitrage Fund, Ltd.	$5,000,000	3.33%	131,578	*
Merrill Lynch Pierce Fenner & Smith, Inc.	$1,420,000	*	37,368	*
Morgan Stanley & Co.	$1,000,000	*	26,315	*
Royal Bank of Canada	$2,000,000	1.33%	52,631	*
Sunrise Partners LLC	$9,849,000	6.57%	259,184	*
Any other holder of notes or future transferee, pledgee, donee or successor of any holder(3)(4)	$41,934,000	27.96%	1,103,526	*

* Less than 1%

(1)
Assumes conversion of all of the holder's notes at a conversion price of $38.00 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(1) of the Exchange Act using 27,487,724 shares of common stock outstanding as of March 1, 2002. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes. None of the selling securityholders beneficially owns any common stock of ESI other than the common stock issuable upon conversion of the notes.

(3)
Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4)
Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

        We prepared this table based on the information supplied to us by the selling securityholders named in the table.

        The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements, if required.

        Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

  •
  directly by the selling securityholders or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

        The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commission under the Securities Act. If the selling securityholders were deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        If the notes and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

        The notes and underlying common stock may be sold in one or more transactions at:

  •
  fixed prices,

  •
  prevailing market prices at the time of sale,

  •
  varying prices determined at the time of sale or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market, in the case of the common stock,

  •
  in the over-the-counter market,

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market or

  •
  through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that in turn may sell the notes and underlying common stock.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we do not assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

        Our common stock trades on the Nasdaq National Market under the symbol "ESIO." We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes. See "Risk Factors—Because there is no public market for the notes, you cannot be sure that an active trading market will develop."

        There can be no assurance that any selling securityholder will sell any or all of the notes or underlying common stock pursuant to this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stick to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

        The validity of the issuance of the securities offered by this prospectus will be passed upon for Electro Scientific Industries, Inc. by Stoel Rives LLP, Portland, Oregon, and the enforceability of the notes offered by this prospectus will be passed upon by Mintz Levin Cohn Ferris Glovsky and Popeo, PC, New York, New York.

EXPERTS

        The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses payable by Electro Scientific Industries, Inc. (the "Company") in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.

Registration fee	$13,800
Trustee fees and expenses	2,500
Accounting fees and expenses	10,000
Legal fees and expenses	20,000
Miscellaneous	3,700

Total	$50,000

Item 15. Indemnification of Officers and Directors

        Article VII of the Company's Third Restated Articles of Incorporation indemnifies directors and officers to the fullest extent permitted by law. The effects of Article VII may be summarized as follows:

        (a)  The Article grants a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and had reasonable cause to believe his conduct was unlawful.

        (b)  The Article grants a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorneys' fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted regarding any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct unless permitted by a court.

        (c)  Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right. Persons who have not been wholly successful on the merits are not necessarily precluded from being reimbursed by the Company for their expenses so long as (i) the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, determines that their conduct has met the standards required for indemnification set out in the Oregon statutes; (ii) independent legal counsel renders written advice that in their opinion such person has met the standards for indemnification; (iii) the stockholders determine that the person has met the standards for indemnification; or (iv) the court in which the action, suit or proceeding was pending determines that indemnification is proper.

        (d)  The Company may pay expenses incurred in defending an action, suit or proceeding in advance of the final disposition thereof upon receipt of a satisfactory undertaking to repay in the event indemnification is not authorized.

        (e)  The above paragraphs summarize the indemnification expressly authorized by the Oregon Business Corporation Act (the "Act"). Article VII provides for indemnification to the fullest extent permitted by law, which is intended to provide indemnification broader than that expressly authorized by the Act. It is unclear to what extent Oregon law permits such broader indemnification. The limits of lawful indemnification may ultimately be determined by the courts.

        The Company has directors' and officers' insurance coverage which insures directors and officers of the Company and its subsidiaries against certain liabilities.

        The Company has also entered into indemnity agreements with certain directors and officers. While the indemnity agreements in large part incorporate the indemnification provisions of the Act as described above, they vary from the statute in several respects. In addition to the indemnification expressly permitted under the statute, the agreements provide for indemnification for settlements in derivative lawsuits and expand coverage in proceedings involving a breach of fiduciary duty to include judgments. The contracts also require the Company to pay expenses incurred by an indemnitee in advance of final disposition of a suit or proceeding upon request of the indemnity, without regard to the indemnity's ability to repay the sum advanced and without prior approval of the directors, stockholders or court, or the receipt of an opinion of counsel. A claimant would thus be entitled to receive advanced expenses unless action were taken to prevent such payment. The agreements also generally shift the presumption in favor of indemnification of the indemnity. Partial indemnification is also expressly authorized by the agreements.

        The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any statute, bylaw, agreement, vote of shareholders or otherwise.

Item 16. Exhibits

        (a) Exhibits

*4.1	Registration Rights Agreement dated December 21, 2001 between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
*4.2	Indenture dated December 21, 2001 between the Company and BNY Western Trust Company.
*4.3	Form of Note.
*4.4	Amended and Restated Rights Agreement, dated as of March 1, 2001, between the Company and Mellon Investor Services. Incorporated by reference to Exhibit 4-A of the Company's Annual Report on Form 10-K for the fiscal year ended June 2, 2001.
*5.1	Opinion of Stoel Rives LLP.
*5.2	Opinion of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
**12.1	Computation of Ratio of Earnings to Fixed Charges.
**23.1	Consent of Arthur Andersen LLP.
*23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).
*23.3	Consent of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. (included in Exhibit 5.2).
*24.1	Powers of Attorney (included in signature page).
*25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

  *    Previously filed.

**    Filed herewith.

Item 17. Undertakings

        (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on April 24, 2002.

ELECTRO SCIENTIFIC INDUSTRIES, INC.
By:	/s/ JAMES T. DOOLEY James T. Dooley Senior Vice President, Chief Financial Officer and Acting Chief Operating Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the following capacities on April 24, 2002.

Signature	Title

/s/ DONALD R. VANLUVANEE* Donald R. VanLuvanee	Director
/s/ JAMES T. DOOLEY James T. Dooley	Senior Vice President, Chief Financial Officer and Acting Chief Operating Officer (Principal Financial and Accounting Officer)
/s/ DAVID F. BOLENDER* David F. Bolender	Director, Chairman of the Board and Acting Chief Executive Officer (Principal Executive Officer)
/s/ LARRY L. HANSEN* Larry L. Hansen	Director
/s/ W. ARTHUR PORTER* W. Arthur Porter	Director
/s/ VERNON B. RYLES, JR.* Vernon B. Ryles, Jr.	Director
/s/ GERALD F. TAYLOR* Gerald F. Taylor	Director

/s/ JON D. TOMPKINS* Jon D. Tompkins	Director
/s/ KEITH L. THOMSON* Keith L. Thomson	Director
/s/ BARRY L. HARMON* Barry L. Harmon	Director
*By:	/s/ JAMES T. DOOLEY James T. Dooley, Attorney-in-Fact

EXHIBIT INDEX

*4.1	Registration Rights Agreement dated December 21, 2001 between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
*4.2	Indenture dated December 21, 2001 between the Company and BNY Western Trust Company.
*4.3	Form of Note.
*4.4	Amended and Restated Rights Agreement, dated as of March 1, 2001, between the Company and Mellon Investor Services. Incorporated by reference to Exhibit 4-A of the Company's Annual Report on Form 10-K for the fiscal year ended June 2, 2001.
*5.1	Opinion of Stoel Rives LLP.
*5.2	Opinion of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
**12.1	Computation of Ratio of Earnings to Fixed Charges.
**23.1	Consent of Arthur Andersen LLP.
*23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).
*23.3	Consent of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. (included in Exhibit 5.2).
*24.1	Powers of Attorney (included in signature page).
*25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

  *    Previously filed.

**    Filed herewith.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
RISK FACTORS
RISKS RELATED TO OUR BUSINESS
RISKS RELATED TO THE NOTES
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES Table of Contents
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX